Exhibit 10-f-10

Employee

Participant Name
Grant Date: Grant Date
Grant ID: Grant ID
Units Granted: Shares Granted
Vesting: 100% after 3 Years

MERITOR, INC.
2010 LONG-TERM INCENTIVE PLAN
RESTRICTED SHARE UNIT AGREEMENT
In accordance with Section 11 of the 2010 Long-Term Incentive Plan, as amended and restated (the “Plan”) of Meritor, Inc. (the “Company”), the number of restricted share units specified above have been granted to you as of the date listed above (“Grant Date”) as restricted share units (“Restricted Share Units”). By accepting such award (the “Award”), you agree to the terms and conditions of this restricted share unit agreement (the “Agreement”). Each Restricted Share Unit represents a right to receive one share of common stock, par value $1.00 per share, of the Company (the "Common Stock") or its cash equivalent in the future. All capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.

1.	Vesting of Restricted Share Units
(a)    Except as otherwise provided in this Agreement, the Restricted Share Units will vest on the third anniversary of the grant date provided that you continue to serve as an employee of the Company for the period from the Grant Date through third anniversary of the grant date (the “Vesting Period”).
(b)    If you incur a Separation from Service due to your Disability or death (other than pursuant to a Qualifying Termination within the two (2) year period immediately following a Change of Control) prior to the last day of the Vesting Period, then a prorated portion of the Restricted Share Units, based upon the ratio of the number of full months of the Vesting Period that have elapsed as of the end of the month in which your Separation from Service due to Disability or death occurs over the total number of months in such period, will vest for Plan purposes effective as of the end of the Vesting Period and will be payable at the time and in the form specified in Section 2 of this Agreement.
(c)    If you incur a Separation from Service due to Retirement (other than pursuant to a Qualifying Termination within the two (2) year period immediately following a Change of Control) at least one (1) year after the Grant Date and prior to the last day of the Vesting Period, then the Award will remain outstanding for the remainder of the Vesting Period and will continue to vest for Plan purposes in accordance with the terms of this Award Agreement as though you were still employed and will be payable at the time and in the form specified in Section 2 of this Agreement.
(d)    If you incur a Separation from Service due to involuntary termination of employment by the Company without Cause (other than pursuant to a Qualifying Termination within the two (2) year period immediately following a Change of Control) prior to the last day of the Vesting Period, then solely for purposes of determining whether you are vested in the Award, the number of full years of completed service in the vesting schedule will determine the amount of Restricted Share Units available to vest on the regularly scheduled vesting date. Each year of completed service during the vesting schedule will allow you to vest in one-third of the award on the scheduled vesting date. The Award will be payable at the time and in the form specified in Section 2 of this Agreement.
(e)    Subject to Section 8(b) below, if you incur a Separation from Service due to a Qualifying Termination within the two (2) year period immediately following a Change of Control and prior to the last day of the Vesting Period, then the Award will vest on the date of such Separation from Service and will be payable within thirty (30) days of the date of such Separation from Service in the form specified in Section 2.
(f)    If you incur any Separation from Service, that is not described in Section 1(b) through (e) above, prior to the last day of the Vesting Period, then your Award under this Agreement will be immediately cancelled and forfeited and you will have no further rights to the Restricted Stock Units granted pursuant to this Agreement.

2.	Payment of Restricted Share Units
Except as otherwise provided in Section 1(e) of this Agreement and subject to Section 8(b) below, within the last calendar month of the calendar year in which the Vesting Period ends, the Company will deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Share Units by bequest or inheritance) upon satisfaction of any required tax withholding obligations one share of Common Stock in respect of each Restricted Share Unit or its cash equivalent in a single sum payment in cash, as the Committee in its sole discretion shall determine. For the avoidance of doubt, the Committee may pay an award of Restricted Shares Units wholly in Shares or cash or partly in Shares or cash, as the Committee in its sole discretion may determine. Any cash amounts payable pursuant to this Section 2 will be calculated based on the fair market value of Meritor stock on the vesting date (or such other date as the Committee shall determine in its sole discretion). No shares of Common Stock will be issued to you and no cash equivalent will be paid to you at the time the Award is made, and you will not have any rights as a shareowner with respect to the Restricted Share Units unless and until the shares of Common Stock have been delivered to you.

3.    Forfeiture of Unearned Restricted Share Units
Notwithstanding any other provision of this Agreement, if at any time it becomes impossible for you to earn any of the Restricted Share Units in accordance with this Agreement, then all the Restricted Share Units will be forfeited and you will have no further rights of any kind or nature with respect thereto.
4.    Transferability

This grant is not transferable by you otherwise than by will or by the laws of descent and distribution, and the Restricted Share Units will be deliverable, during your lifetime, only to you.

5.    Interpretations and Determinations
All interpretations, determinations and other actions by the Committee not revoked or modified by the Board of Directors will be final, conclusive and binding upon all parties.

6.    Withholding and Sale of Shares for Taxes

You are liable and responsible for all taxes owed in connection with the Restricted Share Units, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Share Units, whether due to national, federal, state or local taxes, including any employment tax obligation (the “Tax Withholding Obligation”). The Company has the right, in connection with the delivery of any Shares or cash in respect of the Restricted Share Units subject to this Agreement, (a) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of such shares or cash an amount equal to any taxes required to be withheld by law with respect to such delivery, (b) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld, or (c) to sell such number of Shares as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld. To the extent that any Restricted Share Units are settled in Shares, your acceptance of this Agreement constitutes your irrevocable instruction and authorization to the Company to withhold and sell on your behalf the number of Shares from those Shares issuable to you under this Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as and when any such Tax Withholding Obligation becomes due (the “Sale for Taxes”). This irrevocable instruction is intended to qualify the Sale for Taxes under a safe harbor from insider trading liability for transactions pursuant to a written trading plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld will not exceed the minimum required by applicable law and regulations.

1.	No Acquired Rights
You acknowledge, agree and consent that: (a) the Plan is discretionary and the Company may amend, cancel or terminate the Plan at any time; (b) the grant of the Restricted Share Units is a one-time benefit offered to you and does not create any contractual or other right for you to receive any grant of restricted share units or benefits under the Plan in the future; (c) future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of shares and forfeiture provisions; and (d) your participation in the Plan is voluntary.
The value of your Restricted Share Units is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, your Restricted Share Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

1.	Section 409A
(a)This Agreement is intended to comply with Section 409A of the Code and the regulations and other guidance related thereto (“Section 409A”) and, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intention. Notwithstanding any other provision of this Agreement to the contrary, the Company makes no representation that the Plan or any amounts payable under this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to this Agreement.
(b)To the extent that any amount payable under this Agreement constitutes an amount payable or benefit to be provided under a "nonqualified deferred compensation plan" (as defined in Section 409A) that is not exempt from Section 409A, and such amount is payable as a result of a Separation from Service and you are a "specified employee" (as defined and determined under Section 409A and any relevant procedures that the Company may establish) at the time of your Separation from Service, then, notwithstanding any other provision in this Agreement to the contrary, such payment or delivery of shares will not be made to you until the day after the date that is six (6) months following your Separation from Service, at which time all payments that otherwise would have been paid to you under this Agreement during that six-month period, but were not paid because of this paragraph, will be paid in a single lump sum. This six-month delay will cease to be applicable in the event of your death.
(c)For purposes of this Agreement, “Separation from Service” will have the meaning set forth in Section 409A and all references to termination of employment and similar references will be deemed to be references to “Separation from Service” within the meaning of Section 409A.
9.    Applicable Law
This Agreement and the Company’s obligation to deliver shares of Common Stock or their cash equivalent upon payment or settlement of Restricted Share Units hereunder will be governed by and construed and enforced in accordance with the laws of Indiana and the federal laws of the United States.
10.    Entire Agreement
This Agreement and the Plan embody the entire agreement and understanding between the Company and you with respect to the Restricted Share Units, and there are no representations, promises, covenants, agreements or understandings with respect to the Restricted Share Units other than those expressly set forth in this Agreement and the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan will govern.